CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the reference to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports," "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report on dated June 24, 2009 relating to Government STIF Portfolio (one of the portfolios constituting the AllianceBernstein Fixed-Income Shares, Inc.) for the fiscal year ended April 30, 2009 which is incorporated by reference in this Post Effective Amendment No. 30 Registration Statement (Form N-1A Nos. 33-34001 and 811-06068) of AllianceBernstein Fixed-Income Shares, Inc. (Government STIF Portfolio).



                                         /s/ ERNST & YOUNG LLP


New York, New York
August 26, 2009